Exhibit 10.6

JABIL

MANUFACTURING SERVICES AGREEMENT

between

JABIL CIRCUIT, INC.

and

iRhythm Technologies, Inc.

SECTION 1.	DEFINITIONS	1

SECTION 2.	LIST OF SCHEDULE(S)	5

SECTION 3.	BUILD SCHEDULE FORECASTS: BUILD SCHEDULE (OR ORDER RELEASE) ISSUANCE	5

SECTION 4.	MANUFACTURING SERVICES	6

4.1 Testing		6
4.2 Packaging and Shipping		6
4.3 Items to be Supplied by Company		6
4.4 Items to be Supplied by Jabil		6
4.5 Company Inspection		6
4.6 Materials Procurement		7
4.7 Materials Declaration		7
4.8 Equitable Adjustment		7

SECTION 5.	WARRANTY & REMEDY	8

5.1 Jabil Warranty		8
5.2 Repair or Replacement of Defective Product		8
5.3 Limitation of Warranty		8
5.4 ECO Upgrade		9

SECTION 6.	LIMITATION OF DAMAGES	9

SECTION 7.	DELIVERY, TITLE, RISK OF LOSS AND PAYMENT TERMS	9

7.1 Pricing and Payment		10
7.2 Taxes		10

SECTION 8.	IMPORT AND EXPORT	10

SECTION 9.	DESIGN OR REPAIR SERVICES; AND U	11

SECTION 10.	CHANGE ORDERS, RESCHEDULING AND CANCELLATION	11

10.1 Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures		11
10.2 Production Increases		11
10.3 Product Configuration Chances and Engineering Changes		11
10.4 Treatment of Obsolete/End-of-Life Material and E&O Inventory		12
10.5 Rescheduled Delivery of Orders		12
10.6 Termination Charges		13
10.7 Duty to Mitigate Costs		14

SECTION 11.	TERM	14

SECTION 12.	TERMINATION	14

12.1 Termination for Convenience		14
12.2 Termination for Cause		14
12.3 Termination for Bankruptcy/Insolvencv		15
12.4 Termination Consequences		15

SECTION 13.	CONFIDENTIALITY	15

SECTION 14.	INTELLECTUAL PROPERTY RIGHTS; ASSIGNMENT	15

14.1 Jabil Existing Intellectual Property		15
14.2 Jabil Created Intellectual Property		15

SECTION 15.	INTENTIONALLY OMITTED	16

SECTION 16.	INDEMNIFICATION	16

16.1 By Company		16
16.2 By Jabil		16
16.3 Procedure		16

SECTION 17.	RELATIONSHIP OF PARTIES	17

SECTION 18.	INSURANCE	17

SECTION 19.	PUBLICITY	17

SECTION 20.	FORCE MAJEURE	17

SECTION 21.	MISCELLANEOUS	18

21.1 Notice		18
21.2 Intentionally Omitted		18
21.3 Amendment		18
21.4 Partial Invalidity		19
21.5 Monies		19
21.6 Entire Agreement		19
21.7 Binding Effect		19
21.8 Waiver		19
21.9 Captions		19
21.10 Construction		19
21.11 Section References		19
21.12 Business Day		20
21.13 Dispute Resolution		20
21.14 Counterparts		20
21.15 Governing Law and Jurisdiction		20

SCHEDULES:

Schedule 1 – Statement of Work

Schedule 2 – Current Policy

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (“Agreement”) is entered into by and between Jabil Circuit, Inc., a Delaware corporation (“Jabil”), having offices at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, on behalf of labil and its Subsidiaries, and iRhythrn Technologies, Inc., a Delaware corporation (“Company”), having its principal place of business at 650 Townsend Street, Suite 380, San Francisco, California 94103. Jabil and Company are referred to herein as “Party” or “Parties”.

RECITALS

A. Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

B. Company is in the business of designing, developing, manufacturing, testing, assembling, packaging, distributing, marketing and selling products containing electronic assemblies and systems, largely in the medical devices field.

C. Whereas, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1. Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

1.1 “Additional Services” means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability, test development services, volume production and advanced packaging technologies all as specified and approved by Company and agreed to by Jabil.

1.2 “Affiliate” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).

1.3 “Approved Manufacturers List” or “AML” shall mean the manufacturers designated, specified and/or approved by Company.

1.4 “Build Schedule” means a manufacturing schedule (or order) provided to Jabil by Company in writing which specifies the Product to be manufactured, including the quantity of each Product, its description and part number, agreed pricing, shipping instructions and requested delivery date (which is at least thirty (30) days out, unless otherwise agreed in writing by Jabil).

1.5 “Build Schedule Forecast” means the monthly forecast provided to Jabil by Company, in writing, of quantity requirements of each Product that Company estimates in good faith it will require during the next twelve (12) month period.

1.6 “Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. “Relevant commercial considerations” shall be deemed to include, without limitation, (I) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

1.7 “Components Supplied by Company” means those components or materials that Company provides to Jabil to be incorporated into the Product.

1.8 “EDI” shall mean electronic data interchange available for certain communications as determined by Jabil.

1.9 “Effective Date” shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the 28th day of February, 2009 or if no date is entered here, the last date of signature.

1.10 “E&O inventory” means materials and components and any work-in-process (WIP) or finished Product incorporating materials and/or components that fall under the category of either Excess Inventory or Obsolete Materials (as defined herein) purchased or on order by Jabil based on a Build Schedule, Build Schedule Forecast, or other written instruction by Company to Jabil.

1.11 “Excess Inventory” means materials and components in Jabil inventory that are in excess of current Company demand purchased or on order by Jabil based on a Build Schedule, Build Schedule Forecast, or other written instruction by Company to Jabil.

1.12 “Fee and Price Schedule” shall mean the prices and fees set forth Schedule 1, or as specified in Jabil quotations to Company or as otherwise agreed in writing between the parties.

1.13 “FOB” shall mean the shipper must at its own expense and risk transport the goods to the place of destination.

1.14 “including” shall be defined to have the meaning “including, without limitation.”

1.15 “in writing” shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

1.16 “Jabil Circuit, Inc.” and “Jabil” shall be defined to include any Jabil Subsidiary,

1.17 “Jabil Created Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights newly created or developed, and reduced to practice by or for Jabil in (i) preparing any Product provided pursuant to this Agreement, or (ii) performing the Manufacturing Services or any other work Provided pursuant to this Agreement; but shall not include any Jabil Existing intellectual Property.

1.18 “Jabil Existing Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned or developed by Jabil outside of this Agreement or owned or controlled by Jabil prior to the execution of this Agreement that are used by Jabil in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Agreement; and all improvements, modifications or enhancements to the foregoing made by or on behalf of Jabil.

1.19 “Jabil Intellectual Property” shall mean both Jabil Created Intellectual Property and Jabil Existing Intellectual Property, collectively.

1.20 “Jabil Manufacturing Process” means Jabil’s process employed to manufacture, test, configure and assemble Product manufactured for Company pursuant to the terms of this Agreement.

1.21 “Lead-time” means the minimum amount of time in advance of shipment that Jabil must receive a Build Schedule in order to deliver Product by the requested delivery date.

1.22 “Loaned Equipment” means capital equipment (including tools) which is loaned to Jabil by or on behalf of Company to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Company, by Jabil, to perform the Manufacturing Services and that are paid for in full by Company.

1.23 “Manufacturing Services” means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any Additional Services, all in accordance with the Specifications.

1.24 “Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including for example: Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“Rol-IS”), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE”), and European Union Member State implementations of the foregoing; the People’s Republic of China (PRC) Measures for the Administration of the Control of Pollution by Electronic Information Products (                    ) promulgated on February 28, 2006 (including any pre-market certification (“CCC mark”) requirements thereunder and including relevant standards adopted by the PRC Ministry of Information Industry or other applicable PRC authority); PRC General Administration of Quality Supervision, Inspection and Quarantine’s Circular 441 (2006); Japanese Industrial Standard C0950:2005; the California Electronic Waste Recycling Act of 2003; and/or other similar legislation.

1.25 “NRE Costs” shall consist of expenses incurred by Jabil under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs.

1.26 “Obsolete Materials” mean materials and components in Jabil inventory that no longer appear on a Company bill of materials (BOM), or which appear on a Company BOM of a Product, but which in each case that no longer has demand as indicated by a Build Schedule, Build Schedule Forecast, or BOM purchased or on order by Jabil based on a Build Schedule or Build Schedule Forecast or other written instruction by Company to Jabil.

1.27 “Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company.

1.28 “Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

1.29 “Product(s)” means the product(s) manufactured and assembled by Jabil on behalf of Company under this Agreement as identified in Schedule I (or any subsequent Schedule I prepared for any product to be manufactured hereunder) or in mutually agreed Build Schedules, including any updates, renewals. modifications or amendments thereto.

1.30 “Proprietary Information and Technology” means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to lab-el any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

1.31 “Purchasing Standard Cost” or “PSC” means Jabil’s internal purchasing cost breakdown utilized to develop the materials and components pricing in its enterprise resource planning (ERP).

1.32 “Specifications” means the technical specifications for manufacturing set forth in Schedule 1 and otherwise supplied and/or approved by Company. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.

1.33 “SOW” means the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.

1.34 “Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.

1.35 “Supplier Purchase Requirements” means a minimum order quantity, lead time or automated pick and place efficiency form factor requirement imposed on Jabil by a supplier.

1.36 “Test Procedures” means the testing specifications, standards, procedures and parameters set forth in Schedule 1 and otherwise supplied and/or approved by Company.

1.37 “Unique Components” means those non-standard components or materials procured exclusively for incorporation into the Product.

2. List of Schedule(s). This Agreement includes the following Schedule(s) for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:

Schedule 1 - Statement of Work

Schedule 2 - Currency Policy

3. Build Schedule Forecasts: Build Schedule (or order release) Issuance. Within twenty (20) business days following the execution of this Agreement, Company shall provide Jabil with a Build Schedule Forecast. The Build Schedule Forecast shall be updated by Company, in writing, on at least a monthly basis. All mutually agreed Build Schedules and Build Schedule Forecasts will form the basis for Jabil’s material commitments, subject to any Supplier Purchase Requirements and available delivery accelerations provided in Section 10.5. Jabil and Company may review Supplier Purchase Requirements, rescheduling terms and applicable Lead-times during quarterly meetings. At a minimum, Company shall provide Jabil every month with a Tolling Build Schedule (or order release) for each Product covering four (4) months (including the current month). Any schedule deviation of a Build Schedule from the current Build Schedule Forecast or the prior month’s Build Schedule must be within the flexibility parameters set forth in, and subject to the terms of; Section 10.5 and no line item on any Build Schedule may be modified or rescheduled more than once.

4. Manufacturing Services. Jabil will manufacture the Product in accordance with the Specifications and any applicable Build Schedules. Jabil will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying Company of its acceptance or rejection within three (3) business days of receipt of any proposed Build Schedule. In the event of Jabil’s rejection of a proposed Build Schedule, Jabil’s notice of rejection will specify the basis for such rejection. When requested by Company, and subject to appropriate fee and cost adjustments, Jabil will provide Additional Services for existing or future Product manufactured by Jabil.

4.1 Testing. Jabil will test the Product in accordance with the Test Procedures provided by Company.

4.2 Packaging and Shipping. Jabil will package and ship the Product in accordance with Packaging and Shipping Specifications provided by Company. Upon request of Company, Jabil will provide recommendations on packing and shipping specifications, which Company may approve in its sole discretion to become Company’s Packaging and Shipping Specifications.

4.3 Items to be Supplied by Company. Company shall use Commercially Reasonable Efforts to supply to Jabil, according to the terms and conditions specified herein, Company Proprietary Information and Technology and, if applicable, the Loaned Equipment, Components Supplied by Company and Unique Components necessary for Jabil to perform the Manufacturing Services. Company will also provide to Jabil all Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Jabil to perform the Manufacturing Services. Company shall be solely responsible for the sufficiency and adequacy of the Specifications, Packaging and Shipping Specifications and Test Procedures, and Jabil shall have no liability for any claims arising therefrom. Company shall be solely responsible for delays in delivery, defects and enforcement of warranties related to the Loaned Equipment, Components Supplied by Company and Unique Components and Jabil shall have no liability for any claim arising therefrom.

4.4 Items to be Supplied by Jabil. Jabil will employ the Jabil Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Jabil to perform the Manufacturing Services. Jabil may suggest alternative sources for Company’s Bill of Materials (BUMS) as a part of the Jabil Manufacturing Process, and will utilize Commercially Reasonable Efforts to identify available cost reduction/savings, including material components and labor content, and share such recommendations with Company as appropriate.

4.5 Company Inspection. Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Jabil’s normal business operations. Company shall contractually require that each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil’s other customers to the same extent that Company is required hereunder.

4.6 Materials Procurement. Jabil will use Commercially Reasonable Efforts to procure components, per the Approved Manufacturers List provided by Company, necessary to fulfill mutually agreed upon Build Schedules. Jabil shall not be responsible for the performance of such manufacturers and quality of the components. Jabil agrees to pass through any transferable warranties from the applicable supplier or the manufacturer to Company. Jabil agrees to use Commercially Reasonable Efforts to pursue on Company’s behalf utilization of all available transferable warranties.

4.7 Materials Declaration. Company represents and warrants that to its knowledge as of the Effective Date the Product is not subject to Materials Declaration Requirements. Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Ishii will use Commercially Reasonable Efforts to assist Company in procuring parts, components and/or materials that are compliant with Materials Declaration Requirements. However, Company understands and agrees that:

4.7.1 Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements that Company determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination and information;

4.7.2 Any information regarding Materials Declaration Requirements compliance of parts, components, packaging or materials used in the Products shall come from the relevant supplier. Jabil does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and

4.7.3 Company is ultimately and solely responsible for ensuring that any parts, components or materials used in the Products, as well as the Product itself, are compliant with applicable Materials Declaration Requirements.

Notwithstanding any other provision set forth in this Agreement, including amendments, attachments, or any other document incorporated herein, this Section 4.7 sets forth Jabil’s sole responsibility and liability and Company’s entire remedy from Jabil with respect to Materials Declaration Requirements and any third-party claims against Company related to the Materials Declaration Requirements, and that absent this provision, Jabil would not enter this Agreement.

4.8 Equitable Adjustment. In the event Jabil’s cost of performance significantly changes due to causes beyond its reasonable control, Jabil shall be entitled to seek an equitable adjustment to price and/or schedule on any open Build Schedules so affected. If the parties are unable to agree upon such adjustment within thirty (30) days after Jabil’s notification to Company of its need for such equitable adjustment, as well as the reasons for and amount thereof; either party shall be entitled to terminate in writing the outstanding Build Schedules or Build Forecasts for which the equitable adjustment is requested, and in such an event, applicable termination charges described in Section 10.5 will apply to said terminated orders and/or forecasts to the extent . Jabil shall provide to Company reasonably detailed supporting documentation for the equitable adjustment it seeks.

5. Warranty & Remedy.

5.1 Jabil Warranty. Jabil warrants (i) that it will manufacture the Product in accordance with IPC-A-610 Class 2 Workmanship Standard, and (ii) that at the time of manufacture, the Product will conform, in all material respects, to the Specifications. The above warranty shall remain in effect for a period of one year from the date any Product is initially delivered to Company or to Company’s designated carrier (“Warranty Period”). This warranty is extended to, and may only be enforced by, Company.

5.2 Repair or Replacement of Defective Product. In accordance with Jabil’s standard return material authorization process and procedure (“RMA”), Jabil will either repair, replace or issue credit, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section 5 provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period (“RMA Product”). If Company desires to return a Product based on a claim of breach of the warranty set forth in this Section 5, Company shall request an RMA number from Jabil. Company shall then consign the alleged defective Product, FOB Jabil’s designated repair facility, and specify the Jabil assigned RMA number. Jabil will analyze any such RMA Product and, if a breach of warranty is found (“Defect”), then Jabil will repair or replace the RMA Product, at its expense, utilizing Commercially Reasonable Efforts to provide within twenty (20) business days of receipt by Jabil of the RMA Product and all required associated documentation and subject to material availability. In the event a Defect is found, Jabil wilt reimburse Company for the reasonable cost of transporting the RMA Product to Jabil’s designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, FCA Company’s designated destination. If no such Defect is found, Company shall reimburse Jabil for all fees, costs and expenses incurred to analyze and, if requested by Company, repair or replace the non-Defective RMA Product and Company shall bear responsibility for all transportation costs to and from Jabil’s designated repair facility. No such repairs will be performed by Jabil without Company’s prior approval.

5.3 Limitation of Warranty. THE REMEDY SET FORTH IN SECTION 5.2 SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL HEREIN OR ANY OTHER OBLIGATION OF JABIL HEREUNDER THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND ‘AWL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY. COMPANY UNDERSTANDS AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 5.2 AND 16.2, AS APPLICABLE, JABIL

SHALL HAVE NO (AND CUSTOMER HAS FULL AND EXCLUSIVE) LIABILITY WITH RESPECT TO ANY PRODUCT, WHETHER FOR PRODUCT DESIGN LIABILITY, PRODUCT LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND TILE SCOPE OF ANY WARRANTY HEREUNDER.

JABIL’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT THAT HAS BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY COMPANY.

5.4 ECO Upgrade. RMAs for engineering change order (“ECO”) upgrades will also be subject to the RMA process. Jabil will analyze the ECO and provide a per unit upgrade cost and expected completion and delivery date.

6. Limitation of Damages.

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OF. EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. .THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

7. Delivery, Title, Risk of Loss and Payment Terms. For purposes of this Agreement delivery shall be (per Incoterms 2000) (1) FCA Jabil’s facility when Jabil serves as exporter of record, and (ii) EX WORKS Jabil’s facility when Company or a third party serves as exporter of record; and for all deemed to have occurred, and all risk of loss and title shall be transferred to Company, when Product (or any other items) are tendered to the carrier approved by Company. For any shipments where Jabil acts as an agent in completing the Shipper’s Export Declaration and managing Company’s exports on behalf of Company, where the Company is the exporter of record (Principal Party in Interest - PPI), the Company hereby grants Ishii Power of Attorney to act on its behalf in managing its exports.

7.1 Pricing and Payment. Company may provide one or more requests for quotes (RFQs) for Products as the basis for Jabil’s quotations. Jabil may include in its quotations or otherwise provide the Purchasing Standard Cost (PSC) as well as figures used by Jabil for assembly and test labor. The price per unit of Product shall be as stated on Jabil’s quotation or as otherwise mutually agreed in writing. Company shall pay Jabil all monies when due (excluding any amounts that are the subject of a bona fide dispute), including all NRE Costs associated with this Agreement and E&O Inventory invoiced pursuant to Section 10.4. Payment of all invoices shall be net thirty (30) days from date of invoice. Payment to Jabil shall be in U.S. dollars and in immediately available funds. In the event any amounts are invoiced or paid in a different currency, the process in Schedule 2 “Currency Policy” will apply. Any equipment, tooling, component, material or other goods or property, which is purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed therefor. Jabil shall invoice Company for mutually agreed NRE Costs as it is incurred (or at other intervals agreed to by Jabil) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil agrees to request advance written approval from Company should NRE Costs increase above estimated NRE Costs initially agreed by the Parties. Upon such request, Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement. Company shall have no obligation for excess NRE Costs above those initially agreed except as subsequently agreed in writing by the parties.

7.2 Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.

8. Import and Export. Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer’s affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and arty other licenses required under US or foreign law and Company shall be the importer of record, Company agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon. Unless otherwise advised in writing by Company, Jabil will assume that any technical data or hardware is classified under the Export Administration Regulations as ECCN EAR99.

9. Design or Repair Services; and U. S. Government Contracts. In the event that the Parties agree that Jabil will provide design or repair (i.e., out of warranty) services for Company, or U.S. government subcontract services for Company, the terms and conditions of such services shall be set forth in a separate and mutually agreed upon separate agreement prior to the commencement of any such services. No FAR, DFAR, or any other FAR Supplement clauses shall be applicable to this Agreement. If Company requires Jabil to perform any of the foregoing services prior to execution of a separate agreement, Jabil’s services will be provided “as is” and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.

10. Change Orders, Rescheduling and Cancellation. Jabil will not make any changes to the Product Specifications except under Customer’s written request and the Parties’ mutual agreement as provided in Sections 10.1, 10.2 and 10.3. Jabil further agrees to notify Customer of any changes by Jabil in the Manufacturing Services so that Customer may determine whether the changes may affect the quality of a finished device.

10.1 Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures. Company may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Jabil will analyze the requested change and provide Company with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation within five (5) business days of notification. Company will be responsible for all mutually agreed costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

10.2 Production Increases. Company may, in writing, request increases in production volume of Product for an outstanding Build Schedule at any time. Jabil will analyze the request and will use Commercially Reasonable Efforts to meet the requested increase within the required Lead-time. If Jabil can satisfy the requested increase it will provide Company with a new Build Schedule setting forth the expected delivery date of the changed order. If Jabil is unable to satisfy or comply with Company’s requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Company’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules.

10.3 Product Configuration Chances and Engineering Changes. Company may request configuration or engineering changes to Product in writing at any time. Jabil will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Jabil can satisfy the requested change it will provide Company, within five (5) business days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes along with any additional costs and expected changes to delivery schedules. If Jabil is unable to satisfy or comply with Company’s requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Company’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Build Schedule) and applicable delivery schedules.

10.4 Treatment of Obsolete/End-of-Life Material and E&O Inventory. Upon receiving notice from Company of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life, Jabil will, within a reasonable period after receiving such notice, provide Company with an analysis of Company’s liability to Jabil for components and materials previously acquired or on order to manufacture such Product pursuant to existing Build Schedules, or if requested by Company, an analysis of Company’s liability for Jabil to purchase components and materials subject to Company’s Build Schedule Forecasts. At Company’s written request, Jabil will purchase such components and materials for prompt sale to Company to be placed in inventory under consignment. in the event Jabil agrees to provide such consignment services to Company, the Parties shall execute Jabil’s standard Customer Owned Inventory Agreement (“COIA”), a copy of which is available upon request. Company shall be liable for E&O Inventory at Jabil’s Purchasing Standard Cost plus ten percent (10%) to be billed following the event which results in E&O Inventory (e.g., agreed-to order rescheduling, change order, order cancellation), or each calendar quarter if not invoiced following such event. Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company’s liability by taking the following steps:

•	As soon as is commercially practical reduce or cancel component and material orders to the extent contractually permitted.

•	Return all components and materials to the extent contractually permitted.

•	Make all Commercially Reasonable Efforts to sell components and materials to third parties.

•	Assist Company to determine whether current work in progress should be completed, scrapped or shipped “as is” (completed work shall be billed at the finished Product price; scrapped or “as-is” shipments to be billed subject to Jabil’s quote for same).

10.5 Rescheduled Delivery of Orders. Company may request Jabil to reschedule the delivery date for Product(s) identified in pending orders in accordance with this Section 10.5. In addition, Company shall be responsible for payment of any expedited shipping charges imposed on Jabil by a supplier for accelerated deliveries.

Days Prior to Delivery Date	Reschedule (Pull-in) Terms	Reschedule (Push-out) Terms

0-30 days	Company may not reschedule an order within 30 days of the delivery date without payment in full for the order.	Company may not reschedule an order within 30 days of the delivery date without payment in full for the order.

31-60 days from original delivery date	Company may accelerate delivery of up to 25% of an order based upon material availability and delivery date agreed by Jabil.	Company may delay delivery of up to 25% of an order provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.

61-90 days from original delivery date	Company may accelerate delivery of up to 50% of an order based upon material availability and delivery date agreed by Jabil,	Company may delay delivery of up to 50% of an order provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.

90 days and beyond from original delivery date	Company may accelerate delivery of up to 100% of an order based upon material availability and delivery date agreed by Jabil.	Company may delay deliver of up to 90% of an order provided that such rescheduled order is rescheduled to be delivered within sixty (60) days of the original delivery date.

Pull-ins are based on material availability and Jabil will utilize Commercially Reasonable Efforts to accommodate Company’s request, and will respond to Company’s requests within four (4) working days of receipt. Jabil’s response on delivery requests will include best available alternative date(s) if it cannot meet Company’s requested date(s). Except as provided in Section 4.8, no Build Schedule (order) may be cancelled in whole or in part or rescheduled more than once without Jabil’s prior written consent, which consent may be given by Jabil in its sole discretion. In the event of an order cancellation agreed to in writing by Jabil, or as a result of failure to reach agreement as to an equitable adjustment pursuant to Section 4.8, Company shall be liable for Jabil’s out of pocket expenses arising from such cancellation, which are one or more of the following: charges for E&O Inventory as provided herein, work-in-process, finished goods, and supplier-imposed charges, such es cancellation and transportation charges to obtain and return the materials or components. Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to the foregoing applicable cancellation charges. Reschedules arid cancellations may result in revised product pricing.

10.6 Termination Charges. Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Company Jabil’s invoices for any outstanding cancellation charges within (a) 60 days from the effective date of such termination, expiration or cancellation. Jabil’s invoice for such charges shall be based upon out-of-pocket costs incurred by Jabil up to the date of termination, expiration or cancellation (“Termination Effective Date”), which are one or more of the following: charges for E&O Inventory as provided herein, work-in-process, finished goods, and supplier-imposed charges, such as cancellation and transportation charges to obtain and return materials or components, and any other charges as agreed between the Parties, and shall also include any of the foregoing costs reasonably accrued after the Termination Effective Date resulting from such termination, expiration or cancellation. Jabil will provide to Company all information reasonably necessary to confirm the costs and expenses sustained by Jabil due to termination, expiration or cancellation. To the extent that Jabil cannot mitigate its costs as set forth in Section 10.7 below, upon cancellation, expiration or termination for any reason, Company’s obligation shall be to pay the charges claimed by Jabil as follows:

10.6.1 The applicable price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to an issued Build Schedule for which payment has not beers made;

10.6.2 Reimbursements for material acquisition costs, components, subassemblies and work-in-process at the time of Termination Effective Date which were purchased or ordered pursuant to issued Build Schedules, Build Schedule Forecasts, and E&O Inventory at PSC plus ten percent (10%);

10.6.3 Jabil’s reasonable cancellation costs incurred for components, materials and subcontracted items that Jabil had on order on behalf of Company on the Termination Effective Date pursuant to issued Build Schedules or Build Schedule Forecasts; ; and

10.6.4 Jabil’s cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product and any other services rendered or costs incurred by Jabil under this Agreement; provided that Jabil notify Company prior to ordering or acquiring such equipment or tooling that it will be subject to this Section 10.6.4. All goods for which Company shall have paid 100% of Jabil’s incurred cost or more shall be held by Jabil for Company’s account and Company may arrange for the transfer of them on AS-IS, WHERE-IS basis.

10.7 Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. Jabil shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within thirty (30) days of the termination date.

11. Term. The term of this Agreement shall begin on the Effective Date and shall end upon final payment to Jabil of all monies due to Jabil under this Agreement. Notwithstanding the foregoing, Sections 4.1, 4.2, 4.3, 4.6, 5, 6, 7, 8, 10.4, 10.5, 10.6, 10.7, 11, 12.4, 13, 14, 15, 16, 17, 19 and 21 herein shall survive the expiration, cancellation or termination of this Agreement.

12. Termination. This Agreement may be terminated as follows:

12.1 Termination for Convenience. This Agreement may be terminated at any time upon the mutual written consent of the Parties or upon the date for termination set forth in a written notice given by one Party to the other not less than ninety (90) days prior to such date.

12.2 Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

12.3 Termination for Bankruptcy/Insolvencv. Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately:

12.3.1 The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party’s assets, and such attachment, execution or seizure is not discharged within ninety (90) days.

12.3.2 A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within ninety (90) days of the date of filing.

12.3.3 The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.

12.4 Termination Consequences. If this Agreement is terminated for any reason, Company shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil hereunder including fees, costs and expenses reasonably incurred by Jabil (and which are reimbursable by Company hereunder) up to and including the Termination Effective Date. Additionally, in the event the Parties agree after the Termination Effective Date, to perform certain activities, the Parties will do so under the terms of this Agreement.

13. Confidentiality. The Parties’ Non-Disclosure Agreement, dated April 7, 2008, (the “NDA”) is hereby incorporated by this reference, and each Party’s Proprietary Information and Technology disclosed hereunder shall be deemed “Confidential Information” under the NDA. The NDA is hereby amended as follows: (a) the End Date in Section 4 of said NDA is hereby modified to be the date of termination of this Agreement, (b) the applicable governing law in Section 15 of said NDA is hereby amended to be the laws of the state of New York; and(c) Section 5 of said NDA is hereby amended to change the confidentiality obligation expiration date to three (3) years following the termination of this Agreement. Nothing in this Agreement shall limit or restrict either Party’s rights or obligations under the NDA.

14. Intellectual Property Rights; Assignment.

14.1 Jabil Existing Intellectual Property. Jabil shall retain all right, title and ownership to any Jabil Existing Intellectual Property.

Upon full payment of all monies due and owing under this Agreement and all other monies due and owing to Jabil pursuant to any other related agreement executed by the Parties, Jabil will grant to Company a worldwide, non-exclusive, fully paid-up, royalty-free right and license under Jabil’s intellectual property rights to the Jabil Existing Intellectual Property only insofar as is required for Company to use, sell, modify, repair or distribute the Product provided as part of the Manufacturing Services performed by Jabil pursuant to this Agreement; provided however, that no license to Jabil’s proprietary manufacturing processes and/or manufacturing process improvements shall be granted hereunder.

14.2 Jabil Created Intellectual Property. Jabil shall retain all right, title and ownership to any Jabil Created Intellectual Property that is incorporated into any Product that is prepared as part of the Manufacturing Services or into any other work provided pursuant to this Agreement or any other related agreement executed by the Parties.

Upon full payment of all monies due and owing under this Agreement, Jabil hereby assigns and agrees to assign to Company all of Jabil’s right, title and interest in and to the Jabil Created Intellectual Property. . Company hereby grants to Jabil a worldwide, non-exclusive, irrevocable, fully paid-up, royalty-free right and license in and to the Jabil Created Intellectual Property; provided, however, that no license or other rights of any kind are granted with respect to any patent, copyright or other intellectual property right owned or controlled by Company.

15. Intentionally omitted

16. Indemnification.

16.1 By Company. Company agrees to indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns (each, a “Jabil Indemnitee”) harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys’ fees, arising from any recall or replacement, or any third party claims asserted against Jabil and its employees, Subsidiaries. Affiliates, successors and assigns, in each case resulting from a claim that: (a) the Specifications, Company Proprietary lnformation and Technology, a Product or any information, technology and processes supplied and/or expressly approved by Company or otherwise required by Company of Jabil (i) infringes or violates any patent, copyright or other intellectual property right of a third party, or (ii) causes or has been alleged to cause design or product liability or will in the future cause damages of any kind; or (iii) arises from any actual or alleged noncompliance with Materials Declaration Requirements; or (b) that are caused by any gross negligence or willful misconduct by the Company; in each case except to the extent such claim arises from any breach of this Agreement by a Jabil Indemnitee, or the negligence or willful misconduct of a Jabil Indemnitee. Company’s obligation to indemnify Jabil and its employees, Subsidiaries, Affiliates, successors and assigns will not include any consequential, incidental, special damages (including but not limited to lost profits, lost business, goodwill or lost data) sustained by Jabil which were not recovered by, or part of a settlement with, a third party.

16.2 By Jabil. Jabil agrees to indemnify, defend and hold Company and its employees, Subsidiaries, Affiliates, successors and assigns (each, a “Company Indemnitee”) harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising from any recall or replacement, or any third party claims asserted against Company and its employees, Subsidiaries, Affiliates, successors and assigns, in each case resulting from a claim that: alleges that the Jabil Manufacturing Process utilized by Jabil hereunder that was not required by Company, or the Jabil Existing Intellectual Property, infringes or violates any patent, copyright or other intellectual property right of a third party; Jabil’s obligation to indemnify Company and its employees, Subsidiaries, Affiliates, successors and assigns will not include any consequential, incidental, special damages (including but not limited to lost profits, lost business, goodwill or lost data) sustained by Company which were not recovered by, or part of a settlement with, a third party.

16.3 Procedure. Each Party’s indemnification obligations under this Article 16 shall be subject to the following: (a) the indemnified party shall provide to the indemnifying party prompt written notice of any such claim; (b) the indemnified party shall grant to the indemnifying party, and the indemnifying party will have, the exclusive right to defend and settle any such claim, but will not enter into any settlement that materially adversely affects the indemnified party’s rights or interests without its prior written consent, which consent shall not be unreasonably withheld; and (c) the indemnified party shall give, at the indemnifying party’s expense, such assistance and information as the indemnifying party may reasonably require to settle or oppose such claims. The indemnified party may, however, participate in the defense or settlement of such claim at its own expense and with its own choice of counsel.

17. Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

18. Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by similarly situated reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers’ compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by similarly situated Persons engaged in the same or a similar business.

19. Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, (a) furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure pursuant to Section 13.1; or (b) disclosing the existence of this Agreement and its terms to its attorneys and accountants, and existing and prospective investors. Additionally, each Party may disclose the terms of this Agreement to suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

20. Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party, and U.S. Government priority orders or contracts; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then the Party not affected by the force majeure event may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 20 shall not affect Company’s obligation to pay Jabil, as set forth herein.

21. Miscellaneous.

21.1 Notice. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Circuit, Inc.
South River Drive
Tempe, AZ 85281
Facsimile: (480) 829-4000
Attn: Contracts Manager & Controller

with a copy to:	Jabil Circuit, Inc.
Dr. M L King Jr. Street North
St. Petersburg, FL 337l6
Facsimile: (727) 803-3415
Attn: General Counsel

Notice to Company:	iRhythm Technologies, Inc.
650 Townsend, Suite 380
San Francisco, CA 94103
Facsimile: (415) 632-5701
Attn: Chief Financial Officer

21.2 Intentionally Omitted.

21.3 Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 21.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

21.4 Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21.5 Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

21.6 Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. he-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

21.7 Binding Effect. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company.

21.8 Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

21.9 Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

21.10 Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

21.11 Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

21.12 Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.

21.13 Dispute Resolution.

21.13.1 The Parties shall use good faith efforts to resolve disputes, within twenty (20) business days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party.

21.13.2 If the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to binding (subject to Section 21.13.4.) arbitration for resolution. Arbitration will be initiated by filing a demand at the Tempe, Arizona or San Francisco, California regional office of the American Arbitration Association (“AAA”).

21.13.3 Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA pursuant to its rules. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services. The arbitration will be conducted in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the AAA in effect at the time the claim is filed.

21.13.4 Within twenty (20) business days following the selection of the arbitrator, the Parties shall present their claims to the arbitrator for determination. Within twenty (20) business days of the presentation of the claims of the Parties to the arbitrator, the arbitrator shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable. In the absence of fraud or gross misconduct or an error in law appearing on the face of the determination, order of award issues by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. Notwithstanding anything contained in this Article 21, either party may, at its discretion, seek injunctive or other equitable relief as provided in the NDA defined in Section 13.

21.13.5 Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

21.14 Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall he deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

21.15 Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IRHYTHM TECHNOLOGIES, INC.		JABIL CIRCUIT, INC.

By :	/s/ Shelly D. Guyer	By :	/s/ Tony Allan
	Signature		Signature

Name :	Shelly D. Guyer	Name :	Tony Allan
	(Print)		(Print)

Title :	EVP, CFO	Title :	VP, Global Business Units

Date :	1/28/09	Date :	2/28/09

SCHEDULE I

TO MANUFACTURING SERVICES AGREEMENT

BETWEEN JABIL AND COMPANY

STATEMENT OF WORK

•	Product Description: to be identified by Company in its request for quote (RFQ), Build Schedule Forecast and/or Build Schedule.

•	Specifications: to be provided to Jabil in writing by Company in advance for the applicable Build Schedule.

•	NRE Costs: to be charged pursuant to Jabil’s quote(s) to Company for same.

•	Components and Materials Requirements (110M): to be procured pursuant to Company Build Schedule Forecasts, Build Schedules and other written instructions by Company to Jabil, subject to Supplier Purchase Requirements.

•	Test Procedures: to be provided to Jabil in writing by Company or approved by Company in advance for the applicable Build Schedule.

•	Packaging and Shipping Specifications: to be provided to Jabil in writing by Company or approved by Company in advance for the applicable Build Schedule.

•	Approved Manufacturers List (AML): to be provided to Jabil in writing by Company or approved by Company.

SCHEDULE 2

TO MANUFACTURING SERVICES AGREEMENT

BETWEEN JABIL AND COMPANY

CURRENCY POLICY

1) Jabil will invoice in US dollars as agreed with Company in Section 7.1 of the Agreement, and remain fixed in that currency unless otherwise mutually agreed by both parties in writing.

2) For materials that are purchased outside of the currencies identified in Section 7.1 of the Agreement, pricing will be reset quarterly based on calendar quarters.

3) Currency process:

a. On or before the third Monday of each calendar month, Company will inform Jabil of purchase volumes per site for month +1, +2, +3, and +4 from the Build Schedule Forecast as specified in Section 3 of the Agreement.

b. For the purpose of establishing invoice prices, the exchange rates will be derived from the sources specified in paragraph 5 below on the second to last Thursday of the last month of each calendar quarter (i.e. March, June, September and December).

c. In case Company has not delivered the information as per 3(a), Jabil shall take the information as communicated during previous month.

d. Jabil will inform the Company outsourcing or relationship manager on a monthly basis if the Company organization is not complying with 3(a).

4) In the event this Foreign Currency Process is triggered by way of Jabil’s procurement outside of US dollars, Jabil and Company will meet each calendar quarter to establish the invoice prices for the next three (3) month period. The invoice prices are established based on the following principles:

a. Bill of Material components and Value Add, which are priced in various currencies are recalculated into the invoicing currency at the exchange rates as established under paragraph 5 below.

b. Unless otherwise expressly agreed in writing between the parties, there will not be a reconciliation process for realized foreign currency gains and losses, except for losses incurred by Jabil in excess of $5,000 in any Calendar Quarter.

5) Calculation method:

a) All references to “month” in this section shall be read as “calendar month.”

b) The following details how certain currencies will be established:

Euro Based Currencies

The Euro outright forward contract rates are calculated as follows (i) spot rate against Euro as defined by the European Central Bank (www.ECB.int) as at the second to last Thursday of the month plus (ii) the average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Euro Spot Forward Against the Euro” published by the Financial Times (“FT”) on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

United States Dollar Based Currencies

Rates against United States Dollar are calculated as follows (i) spot rate against United States Dollar calculated through cross rate based on the rate as defined by the European Central Bank (www.ECB.int) as at the second to last Thursday of the month plus (ii) the average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

Indian Rupee

Rates for Indian Rupees are calculated as follows (i) spot rate against United States Dollar or Euro as defined by the Reserve Bank of India (www.rbi.org.in) as at the second to last Thursday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” or “Euro Spot Forward Against the Euro”, respectively (as applicable), published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (I) month and three (3) month forward rates divided by two based on the FT.

Brazilian Real

The Brazilian Real is an exception. The forward rates will be as published on the second to last Thursday of the month by Bolsa dc Mercadorias e Futuros (“BMF”) (www brrif com.br) for the referential rates of exchange of Brazilian Real against United States Dollar as at the second to last Wednesday of the month. The average rate is determined from the one (1) month, two (2) month and three (3) month forward rates divided by three based on the BMF rates

The spot for Brazilian Real, if necessary, will be calculated as the average between bid and offer rates as published by the Central Bank of Brazil (www.hcingov.br) for the closing rate for the exchange of Brazilian Real against United States Dollar as at the second to last Wednesday of the month.

Mexican Peso

The spot rate for Mexican Peso, if necessary, will be established as the Auction Exchange Rate as published by the Bank of Mexico (www.banxico.org.mx) for the Average closing rate for the exchange of Mexican Peso against the United States Dollar as at the second to last Wednesday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” or “Euro Spot Forward Against the Euro”, respectively (as applicable), published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

Malaysian Ringgit

Rates for Malaysian Ringgits are calculated as follows (i) spot rate against United States Dollar or Euro as the Latest Published Rate at 1600 HR published by the Bank of Negara Malaysia (www.bnm.gov.my) as at the second to last Thursday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT. The Euro forward points will be calculated from the cross rates of United States Dollar and Euro forward rates.

Chinese Renminbi

Rates for the Chinese Renminbi will be determined via a mutually agreeable process until publicly available websites are able to provide both the spot and forward rates as applicable.

Other Currencies

For other currencies not defined above, a mutually agreed process of establishing such rates will be defined.